Exhibit 99.2

Barça Media Investor Presentation August 2023

Disclaimer Disclaimer This investor presentation (together with oral statements made in connection herewith, this “Presentation”) is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a proposed business combination (the “Proposed Transaction”) between Mountain & Co. I Acquisition Corp (“Mountain”) and Bridgeburg Invest, S.L. (the "Company"), an indirect subsidiary of FC Barcelona (“FCB”) , under a newly formed Netherlands private limited liability company to be renamed Barça Media ("TopCo"), and for no other purpose. The information contained herein does not purport to be all inclusive. The information contained in this Presentation is preliminary in nature and subject to change, and any such changes may be material. None of the parties nor their respective directors, officers, stockholders or affiliates makes any representation or warranty, expressed or implied as to the accuracy, completeness or reliability of the information contained in this Presentation or otherwise made available nor as to the reasonableness of any assumption contained herein or therein. Nothing contained herein is, or shall be relied up on as, a promise or representation, whether as to the past or the future. Any reproduction or distribution of this Presentation, in whole or in part, or the disclosure of its contents, without the prior consent of Mountain is prohibited. Nothing herein should be construed as legal, financial, tax or other advice. You should consult your own advisers concerning any legal, financial, tax or other considerations concerning the opportunity described herein. Completion of the Proposed Transaction is subject to, among other matters, approval by Mountain’s shareholders and FCB’s general assembly and the satisfaction or waiver of the closing conditions set forth in the business combination agreement. No assurances can be given that the Proposed Transaction will be consummated on the terms or in the timeframe currently contemplated, if at all. Forward-Looking Statements This Presentation contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act that are based on beliefs and assumptions and on information currently available to Mountain , the Company and TopCo. In some cases, you can identify forward-looking statements by the following words: “budget,” “may,” “will,” “could,” “would,” “should,” “forecast,” “future,” “might,” “outlook,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans as they relate to the Proposed Transaction, are also forward-looking statements. These forward looking statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Most of these factors are outside Mountain, the Company’s and TopCo’s control and are difficult to predict. Forward-looking statements in this communication include, but are not limited to, statements regarding the Proposed Transaction, including the timing and structure of the transaction, the satisfaction of the closing conditions to the Proposed Transaction, the level of redemptions by Mountain’s public shareholders, the prospects and anticipated value of Barça Media and its content, services and brand in the future, and the proceeds and the benefits of the Proposed Transaction. These forward-looking statements are subject to a number of risks and uncertainties, including, among others: changes in domestic and foreign business, market, financial, political and legal conditions; the ability to complete the business combination due to the requirement to obtain approval from Mountain’s shareholders and FCB’s general assembly, and to satisfy other closing conditions in the business combination agreement; the ability to successfully negotiate and enter into the ancillary agreements to the business combination agreement, including, but not limited to, the content production and license agreement; the occurrence of any event that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings that have been or may be instituted against Mountain, the Company, FCB or others; the ability to recognize the anticipated benefits of the Proposed Transaction; the amount of redemption requests made by Mountain’s public shareholders; whether TopCo’s Shares will be approved for listing on NASDAQ; the ability to meet stock exchange listing standards following the consummation of the Proposed Transaction; the risk that the Proposed Transaction disrupts current plans and operations as a result of the announcement and thereafter; and costs related to the Proposed Transaction; the Company’s ability to grow and achieve its business objectives; the effects of competition on the Company’s future business; changes in consumer viewing habits and the emergence of new content distribution platforms; the Company’s ability to execute a digital media strategy that generates the revenue anticipated; the Company’s ability to maintain, enhance and protect and the Company’s dependence on the popularity of FCB’s brand and reputation; the Company’s ability to adequately protect against media piracy; the ability of Mountain, TopCo or the Company to issue equity or obtain financing in connection with the Proposed Transaction or in the future; and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form F-4 to be filed by TopCo with the SEC and those included under the heading “Risk Factors” in the annual report on Form 10-K for year ended December 31, 2022 of Mountain and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. The forward-looking statements in this communication speak only as of the date of this communication. However, while Mountain, the Company and TopCo may elect to update these forward-looking statements at some point in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Mountain, the Company and TopCo as of any date subsequent to the date of this communication. 2

Disclaimer Additional Information and Where to Find It In connection with the Proposed Transaction, TopCo intends to file with the SEC a registration statement on Form F-4 that will include a prospectus with respect to TopCo’s securities to be issued in connection with the Proposed Transaction and a proxy statement with respect to the shareholder meeting of Mountain to vote on the Proposed Transaction. Shareholders of Mountain and other interested persons are encouraged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about TopCo, the Company, Mountain and the Proposed Transaction. After the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus to be included in the Registration Statement will be mailed to shareholders of Mountain as of a record date to be established for voting on the Proposed Transaction. Once available, shareholders of Mountain will also be able to obtain a copy of the Registration Statement, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Mountain & Co. I Acquisition Corp., 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807. The preliminary and definitive proxy statement/prospectus to be included in the Registration Statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov). Participants in the Solicitation Mountain, the Company and TopCo and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of Mountain and their ownership is set forth in Mountain’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022 and subsequent filings, including quarterly reports on Form 10-Q and Forms 4. Information about the Company’s and TopCo’s respective directors and executive officers and their ownership will be set forth in the preliminary and definitive proxy statement/prospectus to be included in the Registration Statement. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Mountain’s shareholders in connection with the potential transaction will be set forth in the preliminary and definitive proxy statement/prospectus to be included in the Registration Statement. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Mountain & Co. I Acquisition Corp., 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807. No Offer or Solicitation This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mountain or TopCo, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act. Industry and Market Data This Presentation contains estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports or other publicly available information. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the included information. We have not independently verified this third-party information. 3

4 Draft About Barça Media 4 Click Here

5 Draft Today’s Presenters c Barça Media Barça Media Transition Team Toni Cruz Albert Bagó Alexander Hornung Dr. Thomas Middelhoff 5 CEO, Barça Media President, Barça Media CFO, Barça Media CSO, Barça Media Experience — President, Endemol Spain — Founder, Gestmusic Experience — Strategy Director, FC Barcelona Experience — CFO, Mountain & Co. — MD Growth Equity, Mountain Partners Experience — CSO, Mountain & Co. — CEO, Bertelsmann

Key Investments Highlights

- Barça Media takes advantage of FC Barcelona's powerful, global brand as one of the most successful and popular European football teams
- Barça Media creates premium audiovisual and digital content, catering to a global fan base with 420m+ social media followers[1], providing immediate customer access
- Digital is the final frontier in monetizing sports and Barça Media is well-positioned to be a leader
- Access to U.S. capital markets is expected to accelerate Barça Media's growth strategy. With additional investment, Barça Media is poised to generate a sizeable portion of the Club's future revenue
- Massive untapped and under-monetized market of USD 160bn[2] rapidly growing due to tailwinds in eSports and Video-on-Demand sectors
- Rapidly scalable business segments, with near-term path to profitability. Highly cashflow-generative digital content business expected to be profitable from FY 1



[1] Club Social Media Accounts (July 2023). Includes all official Clubs accounts across Instagram, Facebook, Twitter, TikTok and YouTube. Does not include followers on other social media platforms.
[2] Market Opportunity defined as sum of eSports and Video-on-Demand (OTT) markets. The Video-on-Demand market has a size of USD 159bn (Statista, Video-on-Demand – Worldwide, 2023) and the e-sports market is USD 1.42bn (Bloomberg, eSports Market to Hit $4.47 Billion by 2030: Cognitive Market Research).

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Draft A Powerful Combination 7 P Combination of experience in tech investments, international M&A transactions and growth management P Dozens of board memberships P Hundreds of tech investments P Outstanding track record of tech VC and M&A deals P One of the strongest brands in the world P Extensive global fan base P Exclusive & proprietary content that will leverage current viewership of large and devoted fanbase P 125 years of history A unique opportunity to build a leading global sports & entertainment digital media company

Draft 8 Joan Laporta, President of FC Barcelona “We have made considerable progress in the digital and audiovisual spaces to ensure that Barça Media will grow into a multifaceted content creation hub that leverages the power and unique assets of the world-renowned FC Barcelona brand. The differentiated content that we have already produced has proven extremely valuable, resonating well and driving meaningful engagement with our growing global fanbase while generating new revenue streams. This step is a strategic decision that will give us additional resources to continue to grow the platform at a time when the demand for sports-themed digital content is expanding exponentially.” Dr. Cornelius Boersch, CEO of Mountain & Co. “Barça Media has quickly demonstrated its ability to manufacture, market and monetize original content that reaches and resonates with FC Barcelona fans across different channels. I feel the business is doing this in a highly deliberate manner that will drive sustained fan interest and support free cash flow growth. Football is already the world’s most popular sport and continues to gain traction in high-growth markets like the United States. With the 2026 FIFA World Cup being played in 16 cities across North America, we believe it is an excellent time for this partnership and to capitalize on a growing captive audience for the authentic content the business is creating. We look forward to partnering with the business to further its mission.”

About FC Barcelona Section 1 9

10 Draft FC Barcelona is a Historic and Iconic Team 10 In the last 124 years, Barça has evolved from an amateur sports Club to a global brand. 1899-1919 The Club is born on November 29, 1899, at a time when football is largely unknown in Catalonia. 1919-1939 The first golden age of FCB begins in 1919. In that year, the Club won numerous honours in Catalonia and Spain. Four years later, in 1923, the memberships reached 10.000 socis. 1939-1957 Despite the Spanish Civil War, the Club is able to achieve one of its most successful periods with the team of the Cinc Copes (five cups). 1957-1969 During the 60s, Barça has modest sporting success. Nonetheless the Club’s membership grows, specially from the moment the Club defines itself as More than a Club. 1929 Barça wins the first ever Spanish National league 1909 First Stadium: Carrer Indústria (6,000 spectators) 1957 The Camp Nou is inaugurated. It is the largest stadium in Europe (ca. 100,000 spectators) 1973 Barça signs Johan Cruyff, an iconic player in the Club’s history, who changes the way Barça play football, winning the Spanish league for the first time in 14 years 1969-1978 The first steps to become a multi-sport Club of reference begin in 1971, when the Palau Blaugrana is constructed. Since then, it has been the home stadium for basketball, roller hockey and indoor football. 1978-1988 In 1979, the Club wins the Cup Winners’ Cup. The 80s see the arrival of many fantastic footballers (Quini, Maradona. Schuster) and a return to the Club’s democratic traditions. 1988-1996 Led by coach Johan Cruyff, Barça becomes one of the biggest names in world football and lays the foundation for the Club’s signature style of play. 1996-2008 In 1999, Barça reaches its one hundredth anniversary. In 2006, ithe team wins its second Champions League in Paris against Arsenal. 2008-2020 In the most successful years in its history, Barça wins three more Champions League titles in a decade of dominance for the blaugranes. 2020s FC Barcelona is beginning a new era, rebuilding the Camp Nou and spinning-off Barça Media. 1982 FCB signs Diego Armando Maradona, one of the best footballers in the world at the time 1992 Barça wins its first Champions League at Wembley. The team became known worldwide as the “Dream Team” 21st Century Since 2003, Barça has won 3 Club World Cups, 4 Champions Leagues, 10 LaLiga titles and 6 Copas del Rey, being led by players and managers such as Ronaldinho, Messi, Iniesta, Rijkaard and Guardiola 2022 Kick-off of the “Espai Barça” project, aimed at building the best stadium in the world 2023 The Club launches Barça Media, a first of its kind amongst football clubs

11 Draft A History of Winning The Most Successful Football Club of the 21st Century Recognized as World’s Best Men’s Club of the Decade by IFFHS for 2001-2010 and 2011-20201 11x (record) 7x (record) 4x (record) Many of Football’s Biggest Stars Have Played for Barça Kubala Cruyff Maradona Ronaldinho Messi One of Europe’s Most Decorated Football Clubs 27x (reigning) 31x (record) 5x 3x FIFA Club World Cup 1 IFFHS, World’s Best Club of the Decade 2001-2010 and World’s Best Club 2011-2020. 11 Lewandowski Barça is one of the most successful and storied European football clubs.

12 Draft Més que un Club 12 The Club’s motto “more than a Club” encapsulates FC Barcelona’s commitment to its identity and social responsibility. More than Voices The Club its made up of the more than 150,000 members who make the big decisions democratically, because working together is the best way to ensure both sporting and managerial success. More than Words Humility, Effort, Ambition, Respect and Teamwork: Barça’s main values are as important as its own style and seek to make a positive impact in the world. More than Talent FC Barcelona does not just train its youngest players but educates them. Barça doesn’t just want to attract the greatest players but also use La Masia to nurture great people who are recognised and recognisable both on and off the field. More than Proud Without forgetting its roots in Barcelona and its Catalan identity and culture, FC Barcelona has always been open to the world, and is a meeting ground for different people, cultures and nations. More than Winning or Losing FC Barcelona has its own unique style of play and will never sacrifice it. Barça always wants to win but its style is as important as any victory. More than Magic Barça works with some of the finest professionals and experts in the world of sport, generating knowledge that the Club shares to set new standards in sports knowledge and innovation. More than a Goal Barça is more than only football. It is a multisport Club, competing at the highest level in basketball, handball, roller hockey and futsal. More than 11 Players The Club strives to use its platforms to support the world’s most vulnerable children and youth. Barça believes in the power of sport to enact change. More than Empowerment FC Barcelona is firmly committed to women’s sports, having a top professional women’s football team, five training teams, and more than 600 girls and women in teams in the Club’s nine different amateur sports.

13 Draft More than 11 Players • Set women's football single game attendance record (91,553 people) • World’s best female footballer (Alexia Putellas) • Barça Media is producing documentary “Mother and Footballer” • Sports used as a means of inclusion with various sports teams with disabilities • 45% female workforce planned by 2026 • 2.5% disabled workers planned by 2026 • Foundation has raised €11M and benefited 1.1M+ kids in 34 countries • Working locally and in 58 countries around the world • The Club donates up to 0.7% of its earnings and players donate 0.5% of their salaries Barça Foundation changing the lives of less fortunate children Leading women empowerment in the world of sports Promoting diversity, equality and inclusion • Renewable energy: photovoltaik panels to be installed in new Palau Blaugrana, Camp Nou and on Campus Barça • More green spaces: 25% more trees • Certified by the DGNB, an internationally recognized sustainability certification • Publication of ‘Guide to a Green Office’ • Sponsored by ZENB • Collaboration on NFT project with Plastiks, a plastic recovery platform to clean the oceans • Sponsored by UNHCR with sponsor on jerseys in Season 22/23 • Barça Foundation supporting their projects in developing nations including Turkey and Uganda Endorsed by some of the worlds leading Human Rights organizations Espai Barça aimed at creating a more sustainable Camp Nou Advancing sustainability, waste reduction and lower energy consumption 13 Barça is committed to social change, believing in the power of sports to enact change.

14 Draft More than Empowerment Most Decorated Spanish Women’s Team Alexia Putellas – the World’s Best Women’s Player Record-Setting Season 2022/2023 Captain Alexia Putellas is the current world’s best women’s player, winning the Ballon d'Or Féminin award (2021, 2022) and the FIFA The Best award (2021, 2022). In the last season, FC Barcelona won the Spanish League and the UEFA Champions League. The team set a record for going the most games unbeaten in a row in the Spanish League with 62. FC Barcelona is the Spanish professional women’s team with the most domestic titles and the only one to have won the Women’s Champions League. 2x (reigning) 8x (record) Spanish League 9x (record) Copa de la Reina 14 FC Barcelona is the only Club to win the UEFA Champions League with both its male and female teams.

More than a Goal

FC Barcelona is a multisports club, competing at the highest levels with six professional teams in five different sports.

	European Cup[1]	National League	National Cup
Basketball	2	20[R,C]	27
Handball	11[R]	30[R,C]	27[R,C]
Roller Hockey	22[R]	33[R,C]	25[R]
Futsal	4	7[C]	8[R,C]
Women's Football	2[C]	8[R,C]	9[R]
Men's Football	5	27[C]	31[R]

Historic: in 2022/23, for the first time ever, all six professional teams won their domestic championship

[R] Record Champion.
[C] Reigning Champion as of Season 22/23.
[1] Includes Champions League trophies and respective predecessors or equivalents. Does not include secondary European competitions such as Europa League.


FCB
5
Men's Football
2
Basketball
2
Women's Football
46
European Cups[1]
11
Handball
22
Roller Hockey
4
Futsal
European cups won by other multisports clubs[1]
25
11
8

15

16 Draft 14 16 13 14 72 38 75 56 43 33 45 40 23 20 25 34 177 211 156 166 330 319 313 309 North America Latin America Europe MEA Asia-Pacific One of the Most Popular Clubs in the World’s Most Popular Sport Football is the world’s most followed sport and FC Barcelona has one of the largest fanbases. 500 800 850 900 1’000 2’000 2’500 3’500 1 World Atlas, The Most Popular Sports in the World, 2022. 2 GWI Global Web Index – Core Survey, Q2 2022 – Q1 2023. Estimates based on 976,245 responses worldwide. “Fans” are defined as individuals who are main or secondary supporters of the respective club. 16 Number of Fans (in m) Sports Fans Globally (in m)1 2

17 Draft One of the Strongest Brands in the World One of the Best Known Brands in the World Brand Performance Efficacy1 93 93 93 93 91 90 90 90 17 AAA+ FC Barcelona Brand Rating2 USD 5.51bn FC Barcelona Enterprise Value3 USD 1.4bn FC Barcelona Brand Value2 Barça transcends sports and has become one of the world’s strongest brands. 1 Brand Finance Global 500, 2022; Brand Finance Football 50, 2023. Efficacy of a brand’s performance based on a set of intangible measures (global reach, marketing investment, business performance, among others). 2 Brand Finance Football 50, 2023. 3 Forbes, World’s Most Valuable Soccer Teams, 2023.

One of the Leading Revenue-Generating Football Clubs

This strong brand also translates into revenues: Barça is one of the leading revenue-generating Clubs in European football.

The European Football Market

The European professional football market generated a total revenue of EUR 29.5bn in the 2021/22 season.[1]

The growth is driven by record revenues in Europe's Big Five leagues due to record matchday and commercial revenues.[1]

The Club was hit particularly hard by the loss of matchday revenue during the Covid-19 pandemic.[3]

European Football Market Size[1]

(in EUR bn)



25.5
28.4
28.9
25.2
27.6
29.5
+17% growth since pandemic
16/17
17/18
18/19
19/20
20/21
21/22

European Football Clubs by Revenue (last 3-Years)[2]

(2020-2022, in EUR bn)



2.05
1.93
1.93
1.90
1.83
1.81
1.75
1.53
1.38

Revenue Generated by Women's Team: 7.7M (#1 in Europe)[2]

1 Deloitte, Annual Review of Football Finance 2023, 2023. Big Five consists of the Premier League in England, the Bundesliga in Germany, LaLiga in Spain, Serie A in Italy, and Ligue 1 in France.
2 Deloitte, Get up, Stand up - Football Money League, 2023. Ordinary revenue does not consider transfers and other non-recurring sources of revenue.
3 Deloitte, Restart - Football Money League, 2022. Ordinary revenue does not consider transfers and other non-recurring sources of revenue.

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19 Draft FC Barcelona captures the world’s attention, boosting a massive audience of more than 430m people. Barça has a Massive Global Audience 13.7m North America1 73.2m Central & South America1 205.4m Europe1 44.6m Asia-Pacific1 97.1m 67% 28% 2% 3% 434M Global TV Audience (21/22)1 Others Africa & ME1 19 1 Nielsen Sports – TV Audiences, 2021-2022 and FC Barcelona Data. Includes all official competitions (live, delayed and repeated games).

About Barça Media Section 2 20

Barça Media is the Final Frontier in the Monetization of Sports

The sporting world is shifting from traditional revenue streams to the digital world and Barça Media is well-positioned to be a leader.


Ticketing


Merchandising


Sponsoring
Spotify


TV Rights


Digital Media

1957

After outgrowing its previous stadium, Barça opens Camp Nou, the largest stadium in Europa, with a capacity of ca. 100,000 people.

1973

English team Leeds United starts selling replicas of their jersey to their fans, starting a growing revenue stream for Clubs.[1] In the same year, German Club Eintracht Braunschweig is the first to feature sponsor's logos on player's shirts.[1] Almost all Clubs follow suit. Barça refuses paying sponsors on its shirt until 2011[2] (since 2006, UNICEF had been featured free of charge[3]).

1997 / 2016

Since 1997/98, Spanish football Clubs were able to negotiate their own TV deals.[4] In 2016, a model of centralised sale of audiovisual rights through LaLiga was adopted.[5]

2023

FC Barcelona launches Barça Media, spinning off its digital & content business.

Why now?

- ✓ Consumer attention shifting away from TV and towards digital platforms
- ✓ Barça is a globally leading Club on social media but fan base is under-monetized
- ✓ Strong momentum building in U.S. market (e.g. World Cup 2026)

1 Dave Moor, A Brief History of Football Kit Design in England and Scotland, May 2009.
2 The Guardian, Barcelona agree €150m shirt sponsor deal with Qatar Foundation, December 2010.
3 UNICEF, Futbol Club Barcelona, UNICEF team up for children in global partnership, September 2006.
4 Luis Torres, The Spanish TV Rights Distribution System after the Royal Decree: An Introduction, May 2015.
5 LaLiga, LaLiga celebrates the first anniversary of the approval of Royal Decree 5/2015, May 2016.

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22 Draft Barça Media is expected to benefit from immediate access to FC Barcelona’s 420m+ engaged social media followers. FC Barcelona is the Leading Football Club on Social Media 146M 141M 90M 29M 15M 239 208 118 100 99.4 88.5 … and has the Highest Engagement Active Engagement (likes, comments, shares) on social media platforms in 2022 (in Mio.)2 Barça is the Most Followed Football Club on Social Media …1 Other European Football Clubs 413M 219M 187M 421M Social Media Followers 22 1 Club Social Media Accounts (July 2023). Includes all official Club accounts across Instagram, Facebook, Twitter, TikTok, and YouTube. Does not include followers on other social media platforms. 2 Mundo Deportivo, Barça, the leader of online engagement worldwide, April 2023.

23 Draft 23 Content and Digital segments are expected to represent one of the Club’s most relevant revenue-generating business units in the mid-term. 23 Barça Media will be a Key Growth Driver for FC Barcelona FC Barcelona Revenue Breakdown and Expected Evolution TV Rights; 36% Commercial; 35% Stadium / Matchday; 19% Other; 11% Current (% of Sales) Barça Media Strategic Target1 $$$ 1 FC Barcelona internal planning.

24 Draft Barça eSports Barça Studios Barça Vision Barça Media Strategic Partners: 24

Draft What is Barça Media Barça Media centralizes the creation, production and commercialization of FC Barcelona’s audiovisual, digital and eSports output. 25 Activities • Competing in professional eSports leagues & tournaments • eSports events Revenue Models • Prize pools • In-game revenues • Sponsorships & Merchandising • League & tournament licenses Activities • Creation & monetization of utility NFTs • Metaverse, web3, VR & AR projects • Virtual & physical events (in Metaverse or at the stadium, e.g. concerts) Revenue Models • NFT sales • Licensing • Advertising & sponsorship • Ticketing & hospitality Barça Studios Barça Vision Barça eSports Activities • Subscription-based OTT channels • Free ad-supported streaming (FAST) channels • Premium content production for OTT & FAST channels, FC Barcelona & third-parties1 Revenue Models • Subscriptions • Advertising • Licensing / Distribution • Content Production 1 Production of corporate, social media, web&app content for FC Barcelona, recording Club’s day-to-day activities, content production for external clients, premium content production for OTT & FAST channels and/or for distribution to external service providers.

26 Draft Barça Studios Snapshot of the Content Portfolio 26 Catalogue Over the last 5 years, Barça has produced 70+ original shows, documentaries and movies. TV Series Documentary Series Documentaries Scripted Feature Films Recent Production: Matchday Behind the scenes look of FC Barcelona. The Club agreed a distribution partnership with Netflix for this series. Upcoming Productions For 2023/24, Barça Studios expects to create 10+ new productions, including behind-the-scenes documentary series “A New Era III” and “Queens of the Pitch”, documentary “Mother & Footballer”, and an animated series.

27 Draft Opportunity for Barça Studios Barça Studios is well-positioned to seize the audiovisual opportunity operating in one of the strongest growth markets in sports and entertainment. Barça Studios 1 Statista, Video-on-Demand – Worldwide, 2023. 27 Context Positioned to be a leader in the global “sportainment” revolution Significant customer acquisition cost savings with a day-one base of 421m social media followers Create new content formats and IP to build a profitable business Opportunity for a unique partnership that will highlight the value of the Barça brand Build world-class content for global audiences Forefront of digital transformation of sports media Leverage franchising and third-party licensing opportunities Steady flow of exclusive daily news using FAST channels for distribution Business Opportunity USD 159.4B Proj. Global Video-on-Demand Market 20231 9.71% Proj. CAGR (2023-2027)1 Substantial & Growing Market

28 Draft Barça Vision Digital Content Track Record and Roadmap 28 Through emerging technologies (Blockchain, VR/AR), Barça Vision strives to bring the Club’s history to its fans all across the globe. Track Record Two exclusive “Masterpiece” NFTs auctioned off for ca. USD 1m Helped recover >25,000kg of plastic through Barça Digital Collectibles, in cooperation with Plastiks Projects Masterpiece #1 Sold ‘In a Way Immortal’ for ca. USD 700,000 in July ’22 at Sotheby’s New York auction house Completed Ongoing Coming Soon Plastiks Plastiks is a verifiable and transparent plastic recovery platform utilizing a carbon neutral blockchain Digital Community Building a unified digital audience through Web3-related platforms, with rapidly growing follower counts Spotify Camp Nou Digital Seats Leverage the old physical seats of the Spotify Camp Nou to create unique NFTs Masterpiece #2 Sold an NFT of Alexia Putellas, the best women’s footballer in the world, for ca. USD 300,000 in June ‘23 Strategy Wide offering of utility NFTs at different price points (free, collectibles, exclusives & masterpieces) Leveraging library of 20+ years of content (historic moments, live moments), historic objects, Spotify Camp Nou seats, jerseys etc.

Barça Vision

Opportunity for Barça Vision

Barça Media is positioned to capitalize on a growing digital marketplace.

Opportunity

- Digital assets are logical evolution of traditional collectibles which have always played a large role in sports
- Utilities connected to digital assets can bring fans closer to the Club, through raffles, unique experiences, access, feeling of ownership, artwork etc.
- Create *Barçaverse*, a digital community where fans from around the world come together

Sports Fans are early adopters of digital assets as new era of traditional collectibles sorare

Fantasy sports game with ownable digital trading cards[1]

USD 62bn

Proj. size of U.S. sports trading card market (2027)[2]

TOP SHOT

Video highlights of sporting moments as collectibles[1]

USD 1.2bn+

Total Sales of NBA Top Shot

[1] Sorare and Dapper Labs (creator of NBA Top Shot) have both entered into licensing agreements with LaLiga.
[2] Research and Markets, United States Sports Trading Card Market Report 2022, 21.02.2023.


FCB

29

30 Draft Barça eSports Barça eSports Overview 30 Barça eSports presents an opportunity to connect with a young new audience, particularly in Asia. Barça competes in a range of games played across different mediums Business Opportunity of eSports Market 532m Global eSports Audience (2022)2 17.8% Proj. CAGR (2023-2030)3 USD 1.42bn Market Size 20223 68% of eSports players are younger than 354 49% Penetration Rate in Spain5 1 Sports Video Group, Spanish Esports Organization LVP See Off 2022 With 77.3 Million Cumulative Viewers Globally, 05.01.2023. 2 Statista, eSports Audience Size Worldwide from 2020 to 2025. 3 Bloomberg, eSports Market to Hit $4.47 Billion by 2030: Cognitive Market Research. 4 Nielsen eSports, The ROI of eSports, January 2022. 5 Deloitte, The Spanish esports market: Let’s Play! 2021. Current Planned / Prospective 160m eSports Enthusiasts in Asia-Pacific6 • Competing in eFootball Championship Pro against other football clubs • Part of global partnership with publisher Konami • Competing in LVP Superliga, top-level Spanish LoL league • 77.3m cumulative viewers globally (2022)1 • Potential to enter Chinese league in future 6 Newzoo, Global Esports & Live Streaming Market Report, 2022. • Competing in regional league with goal of qualifying for Europe-wide league • Launching female team as part of “Game Changers” initiative • First step into mobile gaming • Potential to activate Middle East & China where Arena of Valor is most played videogame • Strategic licensing & sponsorship opportunities • Potential to activate U.S. market • Strategic licensing & sponsorship opportunities

Section 3 Industry Benchmarks 31

32 Draft Highly Scalable Business Model Barça Studios Barça Vision Barça eSports Key Revenue Models • Subscription Revenue • Content Licensing Fees • Sales (NFTs) • Licensing Fees • Capital gains (media ventures) • Contractual (Sponsorship) • Event-based (prizes / merch) Illustrative Industry Benchmarks2 22% (CY23E EBITDA Margin)3 21% (CY21-CY22 Revenue Growth)3 12% (Average CY23E EBITDA Margin)3 Barça Media is focused on three highly scalable and profitable business segments.1 32 1 Carve-out financials for the respective business units are being prepared by EY. 2 No projection of results but an illustrative depiction of industry benchmarks. 3 Financial metrics calculated using publicly available information sourced from S&P Capital IQ as of 7/25/2023. Netflix EBITDA does not include content amortization as an add-back. EBITDA is a non-GAAP measure. Non-GAAP measures have limitations, including that they may be calculated differently by companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company.

Illustrative Analysis of Profit Potential[1]

FC Barcelona's large social media following provides access to a large customer base with enormous potential for monetization.

Assumption: 420,000,000 social media followers

Total Annual EBITDA Per Follower[2] \ Conversion Rate	0.25%	0.50%	0.75%	1.00%	1.25%	1.50%	1.75%	2.00%	2.25%
$5.0	$5'250'000	$10'500'000	$15'750'000	$21'000'000	$26'250'000	$31'500'000	$36'750'000	$42'000'000	$47'250'000
$10.0	$10'500'000	$21'000'000	$31'500'000	$42'000'000	$52'500'000	$63'000'000	$73'500'000	$84'000'000	$94'500'000
$15.0	$15'750'000	$31'500'000	$47'250'000	$63'000'000	$78'750'000	$94'500'000	$110'250'000	$126'000'000	$141'750'000
$20.0	$21'000'000	$42'000'000	$63'000'000	$84'000'000	$105'000'000	$126'000'000	$147'000'000	$168'000'000	$189'000'000
$25.0	$26'250'000	$52'500'000	$78'750'000	$105'000'000	$131'250'000	$157'500'000	$183'750'000	$210'000'000	$236'250'000
$30.0	$31'500'000	$63'000'000	$94'500'000	$126'000'000	$157'500'000	$189'000'000	$220'500'000	$252'000'000	$283'500'000
$35.0	$36'750'000	$73'500'000	$110'250'000	$147'000'000	$183'750'000	$220'500'000	$257'250'000	$294'000'000	$330'750'000
$40.0	$42'000'000	$84'000'000	$126'000'000	$168'000'000	$210'000'000	$252'000'000	$294'000'000	$336'000'000	$378'000'000
$45.0	$47'250'000	$94'500'000	$141'750'000	$189'000'000	$236'250'000	$283'500'000	$330'750'000	$378'000'000	$425'250'000

[1] No projection of results; represents solely an illustrative sensitivity analysis of monetization potential based on number of existing social media followers.

[2] EBITDA is a non-GAAP measure. Non-GAAP measures have limitations, including that they may be calculated differently by companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company.

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34 Draft Industry Peers & Multiples There are no perfect peers for Barça Media, the digital media business of a major sports team. Sports Content Creation 20x (EV / EBITDA FY24)1 Diversified Content Creation 15x (EV / EBITDA FY24)1 Content Production & Streaming 12x (EV / EBITDA FY24)1 Main Difference to Barça Media: Barça Media benefits from sports as content-generating asset without having to invest in sporting talent, events or infrastructure. Main Difference to Barça Media: Other content creation and/or production companies have a largely transactional relationship to their customers. Barça Media benefits from deep emotional relationships between the Club and its fans. It has a unique ability to leverage emotional storytelling around the FC Barcelona brand. 34 1 Enterprise Value / EBITDA multiples for the above-mentioned peer groups represent the median multiple based on publicly available information on S&P Capital IQ as of 7/25/2023. EBITDA is a non-GAAP measure. Non-GAAP measures have limitations, including that they may be calculated differently by companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company.

Section 4 Board, Management & Transaction Overview 35

36 Board of Directors 36 Alexander Hornung CFO, Mountain & Co. Rafael Yuste First Vice President Sporting Area, FC Barcelona Joan Laporta President, FC Barcelona Ferran Olivé Treasurer, FC Barcelona Miles Gilburne Independent Director, Mountain & Co. Juli Guiu Vice President Marketing Area, FC Barcelona + Additional Directors Eduard Romeu Vice President Economic Area, FC Barcelona

37 Management Bios 37 Toni Cruz, Chief Executive Officer Toni Cruz will serve as Barça Media’s Chief Executive Officer and director. Mr. Cruz joined FC Barcelona in July 2022 as an external consultant to lead the transformation of the Club’s audiovisual and digital content businesses. A media entrepreneur and executive with more than 35 years of experience, Mr. Cruz started his career as a member of music group La Trinca, which he co-founded in 1968. In 1987, Mr. Cruz co-founded the television production company Gestmusic. In 2002, subsequent to the acquisition of Gestmusic by Endemol, Mr. Cruz was appointed CEO of Endemol-Spain where he served until 2011. At Gestmusic and Endemol, Mr. Cruz was responsible for creating numerous successful formats for an audience in Spain and internationally, including Operación Triunfo. In 2012, Mr. Cruz founded the museum Gaudí Experiència, dedicated to Catalan architect Antoni Gaudí. Since 2012, Mr. Cruz has served as CEO of RESET TV, a company dedicated to the creation and internationalization of new television formats, which he co-founded in 2012. Albert Bagó, President Albert Bagó will serve as Barça Media’s President. He currently services as Strategy Director of FC Barcelona, a role in which he has served since July 2021. He has been working at the Club since March 2019 serving as Head of Strategy & Business Analytics before transferring to his current role. Before joining FC Barcelona, Mr. Bagó gained experience at ISDIN, ZS, Credit Suisse and Accenture Strategy. He holds an Engineering Degree from Universitat Politècnica de Catalunya and an MBA from IESE Business School. He also has completed the FIFA/CIES International Programme in Sports Management. Alexander Hornung, Chief Financial Officer Alexander Hornung will serve as Barça Media’s Chief Financial Officer and director. Mr. Hornung currently serves as Chief Financial Officer of Mountain & Co. I Acquistion Corp, a position he has held since 2021. He joined Mountain Partners in 2018 and has been serving as Managing Director Growth Equity since 2021. Mr. Hornung has been serving on the board of Asian tech-enabled coffee chain, Flash Coffee, since 2021. He is the co-founder and former board member of Swiss-based early-stage venture capital firm Conny & Co. AG and has grown the company together with Dr. Cornelius Boersch since its inception in 2019. His collaboration with Dr. Boersch began during his studies of law and business at the European Business School, when Dr. Boersch backed Mr. Hornung’s first entrepreneurial activities. Mr. Hornung gained experience in international capital markets law with Skadden, Arps, Slate, Meagher & Flom LLP (Frankfurt am Main, Germany) and large-scale cross-border investing at Silk Road Finance Corporation (Hong Kong, S.A.R.) and Chinastone Capital Management Ltd. (Beijing, China). He holds a Bachelor of Laws and a Master of Arts in Business for Legal Professionals from European Business School as well as a Master in Management and Economics from the Yenching Academy of Peking University. Dr. Thomas Middelhoff, Chief Strategy Officer Dr. Thomas Middelhoff will serve as Barça Media’s Chief Strategy Officer. He currently serves in the same role at Mountain & Co. I Acquisition Corp, a position he has held since 2023. Dr. Middelhoff is an experienced media executive, investment professional and entrepreneur, having served in key management positions across various companies with a global footprint. Dr. Middelhoff served in various capacities at global media conglomerate Bertelsmann beginning in 1986 and including as CEO of Bertelsmann from 1998 to 2002. During his tenure, he was responsible for the Bertelsmann’s investment of $50 million in AOL and the subsequent divestment in AOL, yielding a return of more than $6 billion. Dr. Middelhoff served as director on the board of several media and telecommunication companies, including AOL Time Warner, New York Times, Vivendi, Barnes & Noble, Napster, Metro AG, and as Chairman of RTL Group and Thomas Cook Group. After his departure from Bertelsmann, Dr. Middelhoff served as Partner at Investcorp. overseeing the group’s European investment activities from London. He later became Chairman and CEO of Arcandor and served in that capacity from 2004 to 2009. In 2014, Dr. Middelhoff, in connection with the misuse of corporate aircraft and the expensing of a commemorative publication, was convicted in Germany of breach of trust and related tax evasion with total damages being ultimately determined by the German court to be less than EUR 500,000. In 2015 Dr. Middelhoff filed for personal insolvency. Dr. Middelhoff studied business economics and received his PhD from Westfälische Wilhelms-Universität Münster.

Illustrative Transaction Overview

Transaction summary

Transaction structure

- Mountain & Co. I Acquisition Corp. ("Mountain") (Nasdaq: MCAAU) to combine with media and digital content business units of Futbol Club Barcelona with the creation of Barça Media

Valuation

- Pro forma enterprise value of Barça Media of $973 million post-business combination

Capital structure of Barça Media

- Transaction will provide unrestricted cash to the company's balance sheet

	Trust redemption (%)[1]		
Sources ($ in millions)	**20%**	**50%**	**70%**
Public Entity cash in trust	102	64	38
Company stockholders' rollover	900	900	900
Total sources	**1,002**	**964**	**938**

	Trust redemption (%)		
Uses ($ in millions)	**20%**	**50%**	**70%**
Equity consideration to stockholders	900	900	900
Cash to Company balance sheet	82	44	8
Transaction expenses[2]	30	30	30
Total uses	**1,002**	**964**	**938**

Pro-forma capitalization and ownership of Barça Media

($ and shares in millions, except per share values)

	Trust redemption (%)		
Pro forma valuation	**20%**	**50%**	**70%**
Pro forma shares outstanding	106	102	100
Illustrative share price	$10.00	10.00	$10.00
Pro forma equity value	$1,060	$1,022	$996
Pro forma net cash on balance sheet	$87	$49	$23
Pro forma enterprise value	**$973**	**$973**	**$973**

Pro-forma ownership of Barça Media[3]

(% of outstanding)



5%
12%
83%

- **Rollover shares**
  (% of outstanding: 83%)
- **Public entity public shares**
  (% of outstanding: 12%)
- **Public entity sponsor shares**
  (% of outstanding: 5%)

Note: Figures are rounded.

1 These tables are intended to only illustrate the potential outcomes based on certain redemption rates of Mountain public shareholders. There is no assurance that such redemption rates will not exceed the percentages reflected in such tables and, if such redemption rates do exceed such amounts, the cash ultimately available to the company as well as the information reflected in such tables could be materially affected.

2 Including deferred underwriting fees.

3 Excluding warrants & assuming no redemptions by Mountain public shareholders. Based on current market conditions, redemptions may be high.

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39 Draft Legal Entity Structure New company FC BARCELONA Barça Produccions S.L. Barça Media (new public company) Bridgeburg Invest S.L.2 Mountain 100% TBD TBD 100% 100% 39 1 Includes existing shareholders of Bridgeburg Invest S.L., including Socios (Blaugrana Invest), Orpheus Media, Libero Football Finance AG and NIPA Capital B.V. 2 Bridgeburg Invest S.L. is a Spanish limited liability company that will assume, prior to the consummation of the transaction, the assets and liabilities associated with Barça Media. Other Investors1

Summary of Risk Factors Section 5 40

41 Draft Summary of Risk Factors Risk Factors Related to our Business, FC Barcelona, and its Brand — We are an early stage company with no operating history. We expect to continue to incur significant losses for the foreseeable future and we may not be able to achieve or maintain profitability. — Our business is highly dependent on FCB’s brand and reputation. — Our business is heavily reliant on FCB-related content. However, FCB does not own all of the material intellectual property (“IP”) related to the content, such as IP related to live match day content for LaLiga and UEFA matches, and rights of publicity and similar rights to FCB’s personnel, including its players. — We depend heavily on advertising and monetizing our products and services through social media platforms. Events that would cause the size and loyalty of FCB’s followership to decline, or the failure of FCB to maintain or attract new followers, may significantly harm our business. — Our business is dependent upon FCB’s ability to attract and retain key personnel, including its players. FCB’s performance in the different championships, in particular in LaLiga and UEFA directly affects, and a weak performance in LaLiga and UEFA (including unfavorable publicity thereof) would negatively affect, FCB’s ability to attract or retain talented personnel, including players and coaching staff, which could have a material adverse effect on our operating results and business. — FCB is currently subject to investigations by a football governing body and a court related to certain alleged payments made by FCB to companies owned by the former vice president of the referee committee in Spain, Jose Maria Enriquez Negreira. FCB may become subject to further litigations and investigations in connection with these alleged incidents. Adverse litigation judgments or investigation findings, as well as negative publicity resulting from these alleged incidents, could damage FCB’s brand and reputation and negatively impact our business. — FCB will own a majority of our ordinary shares as of the closing and is expected to exert significant control over us. — Barça Produccions S.L., a subsidiary of FCB (“BP”), is owed €180 million in cash in the aggregate by Blaugrana Invest, S.à.r.l. (“Blaugrana”) and Orpheus Media, S.L. (“Orpheus”) relating to the ordinary shares of Bridgeburg Invest, S.L. issued to Blaugrana and Orpheus in 2022. Each of Blaugrana and Orpheus are obligated to pay €60 million to BP in respect of such ordinary shares in June of 2024 and 2025. If Blaugrana and Orpheus do not make these payments, it could have a negative impact on FCB’s business and financial reporting, which could have a negative impact on our business as well. — We have and will enter into several related-party agreements with FCB, including the business combination agreement (the “Business Combination”), the content production and license agreement (pursuant to which we will license substantial IP rights from FCB) and shareholders agreement. Our business would be significantly impacted if any of the related party agreements with FCB were to expire or terminate, or if FCB failed to diligently perform its obligations under such agreements. — The technologies supporting NFTs and other digital content products, including blockchain technologies, are new and rapidly evolving. If we fail to explore these new technologies and apply them innovatively to keep our products and services competitive, we may not experience significant growth of our business. — The legal and regulatory regime governing blockchain technologies and digital assets, including NFTs, is uncertain, and both existing and new laws, regulations or policies may materially adversely affect the development and success of our digital content business. — If our digital asset products, including NFTs, were deemed to be securities, we may be found to be in violation of securities laws for engaging in transactions regarding unregistered securities. — Certain of our agreements with third parties, including service providers and distributors, may provide for assignment to such third parties of IP related to the business. Ownership by third parties of such IP, including if we are unable to obtain sufficient rights to such IP, may negatively impact our business. — Certain of our agreements may provide third parties with rights, including exclusive rights, to utilize certain of our IP, which may limit our ability to exploit such IP within certain fields or territories. — Any significant disruption of or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including personal data, member and corporate information, or theft of IP and digital content assets, which could adversely impact our business. — If our insurance coverage is insufficient for the needs of our business or our insurance providers fail to pay on our insurance claims, or if insurers are no longer willing to provide insurance to us, our business, financial condition and results of operations could be adversely affected. — We may become subject to additional legal proceedings initiated by private parties and government agencies. — Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business. — Our and Barça Media’s tax positions could be adversely affected by the future application and interpretation of applicable tax laws by tax authorities. — If we do pay dividends, we may need to withhold tax on such dividends payable to holders of shares of a newly formed Netherlands private limited liability company to be renamed Barça Media (“TopCo”) in both Spain and the Netherlands — The IRS may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes. — The Spanish tax authorities may not agree that TopCo or any of the entities incorporated abroad involved in the Business Combination should be treated as Spanish tax resident entities. — We may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors. — Spanish source income or gains received by the holders of TopCo shares may be subject to tax in Spain. 41

42 Draft Summary of Risk Factors Risks Related to the Business Combination — Going public via a business combination with a special purpose acquisition company (“SPAC”) does not involve any underwriters. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. — If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of TopCo’s securities may decline. — Until closing, Mountain & Co. I Acquisition Corp. (“Mountain”) and Barça Media are prohibited from entering into certain transactions that might otherwise be beneficial to Mountain, Barça Media or their respective shareholders. — Although Mountain has conducted extensive due diligence on Barça Media, Mountain cannot assure you that this diligence revealed all material issues that may be present in Barça Media’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Barça Media’s business and outside of their control will not later arise. — Uncertainties about the Business Combination prior to closing period may cause a loss of key management personnel and other key employees. — Transfer or assignment to us of some contracts and assets may require the consent of a third party. If such consent is not given, we may not be entitled to the benefit of such contracts and other assets in the future. — The Business Combination remains subject to conditions that we and Mountain cannot control, including the condition that TopCo, Mountain and their respective subsidiaries will have in the aggregate not less than €50 million in cash and the condition that the RemainCo Entities (as defined in the business combination agreement) will have received €60 million in cash on or prior to August 4, 2023, subject to certain conditions and extensions, and, if such conditions are not satisfied or waived, the Business Combination may not be consummated. — Significant redemptions by public shareholders would increase the likelihood that the Business Combination would not be consummated, could materially impact negatively the cash available to the combined company, or could require the combined company to raise future financing (if available) after the consummation of the Business Combination. — Mountain & Co. I Sponsor LLC (the “Mountain Sponsor”) and Mountain’s management team have agreed to vote their shares in favor of the Business Combination, regardless of how the Mountain public shareholders vote. — The Mountain Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. — Barça Media, Merger Sub, TopCo and Mountain have incurred and will incur significant transaction and transition costs in connection with the Business Combination. — The ability of Mountain, TopCo or Barça Media to issue equity or obtain financing in connection with the proposed transaction or in the future is uncertain. — Mountain’s current directors and executive officers beneficially own Mountain ordinary shares and/or Mountain warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination. — The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes. — Delays in completing the Business Combination may jeopardize or substantially reduce the expected benefits of the Business Combination. — The market price and trading volume of TopCo shares and TopCo public warrants may be volatile and could decline significantly following the Business Combination. — As a foreign private issuer and a “controlled company” as defined under Nasdaq rules, and as permitted by the listing standards of Nasdaq, TopCo follows certain home country governance practices rather than the corporate governance requirements of Nasdaq and may rely on certain other governance accommodations. — An active, liquid trading market for TopCo shares and TopCo warrants may not develop, which may limit your ability to sell TopCo shares and TopCo warrants. 42

43 Draft 43